Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INSPIREMD, INC.

InspireMD, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting subsection (A) of ARTICLE FOURTH in its entirety and inserting the following in lieu thereof:

“FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty five million (255,000,000), consisting of two hundred fifty million (250,000,000) shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and five million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).”

3. Pursuant to the resolution of the Board of Directors, an annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

4. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, InspireMD, Inc., has caused this Certificate to be executed by its duly authorized officer on this 3rd day of June, 2026.

INSPIREMD, INC.

By:	/s/ Marvin Slosman
Marvin Slosman
Chief Executive Officer